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                                                                    EXHIBIT 99.1



PRESS RELEASE

For Immediate Release                                          February 25, 2002
For additional information
Contacts:      Westamerica Bancorporation
               E. Joseph Bowler             707-863-6840
               Robert A. Thorson            707-863-6547
               www.westamerica.com


WESTAMERICA BANCORPORATION AND KERMAN STATE BANK SIGN
DEFINITIVE MERGER AGREEMENT

San Rafael, CA: Westamerica Bancorporation (NASDAQ: WABC), and Kerman State Bank (OTC: KMSC.OB) today announced the signing of a definitive agreement under which Westamerica will acquire Kerman State Bank. The transaction is currently valued at $15.8 million.

        Kerman State Bank, headquartered in Kerman, California, has approximately $106 million in assets at December 31, 2001. The bank operates through three offices in Fresno County.

        Kerman State Bank's President and CEO, Bob Wheeler, stated: "We are excited to join Westamerica, which is one of the most successful community banks in California. In the current environment of rapid change in the banking industry, we concluded that merging with Westamerica presented an outstanding course of action for our shareholders, customers, employees, and the community we serve. Westamerica brings to the affiliation a stellar record of earnings and dividend growth, and a large array of banking, investment and trust service products that will provide added value to our current customers."

        David L. Payne, Chairman, President and CEO of Westamerica said: "We are extremely pleased with this opportunity to add to Westamerica's community




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banking franchise in the Fresno County market. Kerman State Bank is a logical merger partner for Westamerica due to its strong banking position in this important county. We look forward to increasing our presence and commitment in Central California with the addition of the Firebaugh and Easton markets."

        Westamerica will acquire all of the common shares and assume the unexercised options of Kerman State Bank. The transaction is expected to qualify as a tax-free exchange. Kerman State Bank shareholders will receive approximately $10.86 per share. Based on Westamerica Bancorporation's closing price on February 25, 2002 of $41.42, the exchange ratio would be approximately ..2622 shares of Westamerica for each share of Kerman State Bank, and is subject to certain adjustments.

        The Agreement, which has been approved by the Boards of Directors of both companies, is subject to conditions usual and customary for merger transactions of this type, including approval by Kerman State Bank shareholders, approval by bank regulatory authorities, and satisfaction of certain other terms and conditions.

        Based on Westamerica's closing price on February 25, 2002, the merger would result in the issuance of approximately 400,000 new shares of Westamerica Common Stock. At December 31, 2001, Westamerica had approximately 34.2 million shares outstanding and Kerman State Bank had about 1.5 million shares outstanding. Although the parties have not adopted any formal timetable, it is estimated the merger will be completed in the third quarter of 2002.

        Westamerica Bancorporation, through its wholly owned subsidiary Westamerica Bank, operates 90 branches throughout 23 Northern and Central California Counties. Westamerica's assets at December 31, 2001 were approximately $3.9 billion. Westamerica recently reported record net income of $84.3, million or $2.36 per diluted share for 2001, and an increased




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quarterly cash dividend of $0.22 per share to holders of record February 1,
2002.


     FORWARD-LOOKING INFORMATION:

        This press release includes forward-looking information which is subject to the "safe harbor" created by Section 27A of the Securities Act of 1993, as amended, and Section 21E of the securities Exchange Act of 1934, as amended.

        This presentation has forward looking statements about Westamerica Bancorporation, including descriptions of plans or objectives of management for future operations, products or services and forecasts of future revenues, earnings and other measures of economic performance.

        Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words with similar meaning, or future or conditional verbs such as "will," "would" "should," "could," "shall" or "may."

        Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond Westamerica's control - could cause actual conditions to differ significantly from those described in the forward-looking statements.

        Westamerica's periodic reports filed with the SEC, including Westamerica's Form 10Q for the quarter ended September 30, 2001, describe some of these factors. There are other factors besides these that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements or otherwise affect in the future Westamerica's business, results of operations and financial condition.



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